EXHIBIT 99.1

Joint Filing Agreement

In consideration of the mutual covenants herein contained, pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the parties hereto agrees with the other parties as follows:

Each party represents to the other party that it is eligible to file a statement or statements on Schedule 13D pertaining to the Common Stock, par value $0.01 per share, of Greektown Superholdings, Inc., a Delaware corporation, to which this Joint Reporting Agreement is an exhibit, for filing of the information contained herein.

Each party is responsible for the timely filing of his, her or its own statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

Each party agrees that such statement is being filed by and on behalf of each of the parties identified herein, and that any amendment thereto will be filed on behalf of each such party.

This Joint Reporting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Date: April 19, 2013	ATHENS ACQUISITION LLC

	By:	/S/ DANIEL GILBERT
	Name:	Daniel Gilbert
	Title:	Chief Executive Officer

/S/ DANIEL GILBERT
DANIEL GILBERT